As filed with the Securities and Exchange Commission on June 11, 2015
Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRONTLINE LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0459426 (I.R.S. Employer Identification No.)
Frontline Ltd. Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08 Bermuda +1 (441) 295 6935 (Address and telephone number of Registrant's principal executive offices)	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Ordinary Shares, par value $1.00 per share
Preferred Shares
Debt Securities
Warrants
Purchase Contracts
Rights
Units(4)
Primary Offering Total	$100,000,000(1)	$100,000,000(1)(2)	$11,620.00(3)
Secondary Offering
Ordinary Shares, par value $1.00 per share	55,000,000 shares	$151,250,000(5)	$17,575.25
Total		$251,250,000	$29,195.25

1.
An indeterminate aggregate initial offering amount or number of ordinary shares, preferred shares, debt securities, warrants, purchase contracts, rights and units are being registered as may from time to time be issued in primary offerings at indeterminate prices in an aggregate amount not to exceed $100,000,000 or the equivalent thereof in foreign currencies. Also includes such indeterminate amount of debt securities, ordinary shares and preferred shares as may be issued upon conversion or exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities.

2.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.  Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the amount to be registered or the proposed maximum aggregate offering price.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  In no event will the aggregate offering price of all securities sold by Frontline Ltd. pursuant to this registration statement exceed $100,000,000.

3.	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

4.	Units may consist of any combination of the securities offered by Frontline Ltd. registered hereunder.

5.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant's ordinary shares as reported on The New York Stock Exchange on June 5, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED JUNE 11, 2015

$100,000,000
Ordinary Shares, Preferred Shares, Debt Securities,
Warrants, Purchase Contracts, Rights and Units
and
55,000,000 Ordinary Shares
offered by the Selling Shareholders

FRONTLINE LTD.

Through this prospectus, we may periodically offer:

(1)	our ordinary shares,
(2)	our preferred shares,
(3)	our debt securities,
(4)	our warrants,
(5)	our purchase contracts,
(6)	our rights, and
(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.  The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $100,000,000. In addition, the selling shareholders, who will be named in a prospectus supplement, may sell in one or more offerings pursuant to this prospectus up to an aggregate of 55,000,000 of our ordinary shares. The prices and terms of the securities that we or any selling shareholders will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.  We will not receive any of the proceeds from the sale of securities by any selling shareholders.

Our ordinary shares are listed on the New York Stock Exchange under the symbol "FRO."

An investment in these securities involves risks.  See the section entitled "Risk Factors" beginning on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2015

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	6
USE OF PROCEEDS	7
CAPITALIZATION	8
PRICE RANGE OF ORDINARY SHARES	9
ENFORCEABILITY OF CIVIL LIABILITIES	10
PLAN OF DISTRIBUTION	11
SELLING SHAREHOLDERS	13
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF WARRANTS	21
DESCRIPTION OF PURCHASE CONTRACTS	22
DESCRIPTION OF RIGHTS	23
DESCRIPTION OF UNITS	24
EXPENSES	25
LEGAL MATTERS	25
EXPERTS	25
WHERE YOU CAN FIND ADDITIONAL INFORMATION	26

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the ordinary shares, preferred shares, debt securities, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings in an amount not to exceed $100,000,000, and the selling shareholders may sell up to an aggregate of 55,000,000 of our ordinary shares described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered securities.  The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement.  Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We, the selling shareholders and any underwriters have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission.  The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed.  The New York Stock Exchange, or NYSE, is deemed to be an appointed stock exchange under Bermuda Law.  In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013.  Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to Frontline Ltd. and all of its subsidiaries. "Frontline Ltd." refers only to Frontline Ltd. and not its subsidiaries.

We use the term deadweight tons, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

The Company

We are Frontline Ltd., an international shipping company incorporated in Bermuda as an exempted company under the Bermuda Companies Act of 1981 on June 12, 1992 (Company No. EC-17460). Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at that address is +(1) 441 295 6935.

We are engaged primarily in the ownership and operation of oil tankers. We operate oil tankers of two sizes: Very Large Crude Carriers, or VLCCs, which are between 200,000 and 320,000 dwt, and Suezmax tankers, which are vessels between 120,000 and 170,000 dwt.  Our VLCCs are specifically designed for the transportation of crude oil and, due to their size, are primarily used to transport crude oil from the Middle East Gulf to the Far East, Northern Europe, the Caribbean and the Louisiana Offshore Oil Port. Our Suezmax tankers are similarly designed for worldwide trading, but the trade for these vessels is mainly in the Atlantic Basin, the Middle East and Southeast Asia.

We operate through subsidiaries and partnerships located in the Bahamas, Bermuda, the Cayman Islands, India, the Isle of Man, Liberia, Norway, the United Kingdom and Singapore. We are also involved in the charter, purchase and sale of vessels.

As of the date of this prospectus, our tanker fleet consisted of 23 vessels and was comprised of 14 VLCCs and nine Suezmax tankers, of which two Suezmax tankers are owned and the remaining 21 vessels are chartered in. We also had 10 VLCCs, 8 Suezmax tankers, 10 LRII/Aframax tankers and 16 MRII/Handysize tankers under commercial management.  LRII/Aframax tankers are vessels between 80,000 and 120,000 dwt, and MRII/Handysize tankers are vessels between 15,000 and 60,000 dwt.

We have our origin in Frontline AB, which was founded in 1985, and which was listed on the Stockholm Stock Exchange from 1989 to 1997. In May 1997, Frontline AB was redomiciled from Sweden to Bermuda and its shares were listed on the Oslo Stock Exchange under the symbol "FRO." The change of domicile was executed through a share-for-share exchange offer from the then-newly formed Bermuda company, Frontline Ltd, or Old Frontline. In September 1997, Old Frontline initiated an amalgamation with London & Overseas Freighters Limited, or LOF, also a Bermuda company. This process was completed in May 1998. As a result of this transaction, Frontline became listed on the London Stock Exchange and on the NASDAQ National Market (in the form of American Depositary Shares, or ADSs, represented by American Depositary Receipts, or ADRs) in addition to its listing on the Oslo Stock Exchange.

The ADR program was terminated on October 5, 2001 and the ADSs were de-listed from the NASDAQ National Market on August 3, 2001. The Company's ordinary shares began trading on the NYSE on August 6, 2001 under the symbol "FRO".

Our Fleet

The following table sets forth the fleet that we operated as of the date of this prospectus:

Vessel	Built	Approximate Dwt.	Flag	Type of Employment
Tonnage Owned Directly
Suezmax Tankers
Front Ull	2014	157,000	MI	Spot market
Front Idun	2015	157,000	MI	Spot market
Tonnage Chartered in from Ship Finance International Limited VLCCs
Front Vanguard (1)	1998	300,000	MI	Time charter
Front Century (2)	1998	311,000	MI	Time charter
Front Circassia (3)	1999	306,000	MI	Time charter
Front Scilla	2000	303,000	MI	Spot market
Front Ariake	2001	299,000	BA	Spot market
Front Serenade	2002	299,000	LIB	Spot market
Front Hakata	2002	298,000	BA	Spot market
Front Stratus	2002	299,000	LIB	Spot market
Front Falcon (4)	2002	309,000	BA	Time charter
Front Page	2002	299,000	LIB	Spot market
Front Energy	2004	305,000	MI	Spot market
Front Force	2004	305,000	MI	Spot market
Suezmax Tankers
Front Glory	1995	150,000	MI	Spot market
Front Splendour	1995	150,000	MI	Spot market
Front Ardenne (5)	1997	150,000	MI	Time charter
Front Brabant(6)	1998	150,000	MI	Time charter
Mindanao	1998	150,000	SG	Spot market
Tonnage Chartered in from Third Parties
VLCCs
Front Tina (7)	2000	299,000	LIB	Spot market
Front Commodore (7)	2000	299,000	LIB	Spot market

Suezmax Tankers
Front Melody (7)	2001	150,000	LIB	Spot market
Front Symphony (7)	2001	150,000	LIB	Spot market

(1) This vessel commenced a fixed rate, time charter in February 2015 with earliest possible re-delivery in May 2016
(2) This vessel commenced a fixed rate, time charter in February 2015 with earliest possible re-delivery in April 2016.
(3) This vessel commenced a fixed rate, time charter in February 2015 with earliest possible re-delivery in March 2016.
(4) This vessel commenced a fixed rate, time charter in January 2015 with earliest possible re-delivery in July 2015.
(5) This vessel will commence a new fixed rate, time charter in August 2015 with earliest possible re-delivery in July 2016.
(6) This vessel commenced a time charter in June 2015 with earliest possible re-delivery in May 2016.
(7) The lessor has a fixed price option to sell this vessel to us at the end of the lease on December 31, 2015.

Key to Flags:

BA – Bahamas, LIB - Liberia,  SG – Singapore, MI – Marshall Islands.

Recent Developments

On May 29, 2015, the Company announced it had entered into a heads of agreement to amend the terms of its long term charter agreements with Ship Finance International Limited, or Ship Finance, for the remainder of the relevant charter period.  A subsidiary of the Company has 17 vessels on charter from Ship Finance with an average remaining charter period of 7.7 years. The new agreement will take effect from July 1, 2015 and will reflect a combination of reduced long-term base charter rates, increased profit split to Ship Finance, increased operating expenses payable by Ship Finance, release of the Company's guarantee for the charters and an ownership interest in the Company for Ship Finance.  The general terms of the agreement are the following: new time charter rates for the VLCCs of $20,000 per day; new time charter rates for Suezmax tankers of $15,000 per day; new operating expenses for all vessels of $9,000 per day payable by Ship Finance; a new profit split of 50%/50% above the new time charter rates; and in connection with entering into the agreement the Company has issued 55 million of its ordinary shares to Ship Finance.  The chartering counterparty will continue to be a subsidiary of the Company, and in exchange for releasing the Company from its current guarantee obligation on the charters, a cash buffer of $34 million ($2 million per vessel) will be built up in the chartering counterparty.  The new profit split arrangement will start accruing from July 1 and will be calculated and payable on a quarterly basis. Going forward, profit split payments will not be subject to the previous $50 million threshold. The Company's ordinary shares issued to Ship Finance concurrently with completion of the new agreement represented approximately 27.7% of the shares and votes in the Company. Frontline has agreed to register those ordinary shares for resale with the Commission.

On May 29, 2015, the Company announced that Mr. Jens Martin Jensen has resigned from his position as a Director of the Company. Mr. Jensen will continue as a Board member in other group related companies.  The Company further announced the appointments of Robert Hvide Macleod and Ola Lorentzon as Directors on the Board. Mr. Hvide Macleod joined the Company as CEO of Frontline Management AS in 2014. Mr. Lorentzon was the Managing Director of Frontline Management AS, a subsidiary of the Company, from April 2000 until September 2003. Mr. Lorentzon is also a Director and Chairman of Golden Ocean Group Limited and a Director of Erik Thun AB and Laurin Shipping AB.

On April 14, 2015, the Company redeemed $93.4 million of its 4.50% Convertible Bonds, which was the remaining outstanding balance on that date.

In June 2013, we entered into an equity distribution agreement with Morgan Stanley & Co. LLC, which was amended and restated in January 2014 and January 2015, for the public sale of our ordinary shares in an at-the-market offering, or the ATM Program.  As of May 29, 2015, we have sold 46,046,049 ordinary shares for gross proceeds of $150 million under our ATM Program.  We were able to sell up to $150 million worth of our ordinary shares under the ATM Program.  Accordingly, the ATM Program has been fully utilized

The Securities We or Selling Shareholders May Offer

We may periodically offer:

(1)	our ordinary shares,
(2)	our preferred shares,
(3)	our debt securities,
(4)	our warrants,
(5)	our purchase contracts,
(6)	our rights, and
(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.  The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $100,000,000. In addition, the selling shareholders, who will be named in a prospectus supplement, may sell in one or more offerings pursuant to this prospectus up to an aggregate of 55,000,000 of our ordinary shares.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below and incorporated by reference associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider the risks set forth below and the risks and discussion of risks under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2014 and in the other documents we have incorporated by reference in this prospectus, including the section entitled "Risk Factors" in future Annual Reports, which summarize the risks that may materially affect our business.  Please see "Where You Can Find Additional Information – Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could materially and adversely impact our results of operations or financial condition.

Our ordinary share price may be highly volatile and future sales of our ordinary shares could cause the market price of our ordinary shares to decline.

We cannot assure you that an active and liquid public market for our ordinary shares will continue. The market price of our ordinary shares has historically fluctuated over a wide range and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Since 2008, the U.S. stock market has experienced extreme price and volume fluctuations.  In addition, the seaborne transportation industry has been highly unpredictable and volatile. If the volatility in the market or the seaborne transportation industry continues or worsens, it could have an adverse effect on the market price of our ordinary shares and may impact a potential sale price if holders of our ordinary decide to sell their shares.  Consequently, you may not be able to sell the securities at prices equal to or greater than those paid by you in an offering.

Future sales of our ordinary shares could have an adverse effect on our share price.
In order to finance our future operations and growth, we may have to incur substantial additional indebtedness and possibly issue additional equity securities. Future ordinary share issuances, directly or indirectly through convertible or exchangeable securities, options or warrants, will generally dilute the ownership interests of our existing ordinary shareholders, including their relative voting rights and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to our ordinary shareholders, as to which no assurance can be given.  Preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to our ordinary shareholders. Our debt will be senior in all respects to our ordinary shareholders, will generally include financial and operating covenants with which we will be required to comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt.  Because our decision to issue equity securities or incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future.  Such activities could, however, cause the price of our ordinary shares to decline significantly.
Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and bye-laws and the Companies Act govern our affairs. Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some jurisdictions in the United States.

It may not be possible for investors to enforce U.S. judgments against us.
We and almost all of our subsidiaries are incorporated in jurisdictions outside the United States and a substantial portion of our assets and those of our subsidiaries are located outside the United States. In addition, all of our directors and officers reside outside the United States and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries and directors and officers are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries and directors and officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries and directors and officers based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "will," "may," "should," "expect" and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein are based upon various assumptions, including, without limitation, management's examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in the supply and demand for vessels comparable to ours, changes in world wide oil production and consumption and storage, changes in the Company's operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company's vessels, availability of financing and refinancing, our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements, availability of skilled workers and the related labor costs, compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery, general economic conditions and conditions in the oil industry, effects of new products and new technology in our industry, the failure of counter parties to fully perform their contracts with us, our dependence on key personnel, adequacy of insurance coverage, our ability to obtain indemnities from customers, changes in laws, treaties or regulations, the volatility of the price of our ordinary shares; our incorporation under the laws of Bermuda and the different rights to relief that may be available compared to other countries, including the United States, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists, and other important factors described under the heading "Risk Factors" in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2014, as well as those described from time to time in the reports filed by us with the Commission.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.(1)

	Year ended December 31,
($000s)	2010	2011	2012	2013	2014

Earnings
Net income (loss) from continuing operations	114,091	(530,741)	(71,231)	(189,878)	(171,660)
Add: Tax expense	218	532	379	284	459
Less: (Income) loss from equity investees	515	600	4	(13,539)	(3,866)
Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	114,824	(529,609)	(70,848)	(203,133)	(175,067)

Add: Fixed charges	209,003	168,801	107,379	94,279	76,236
Add: Amortization of capitalized interest	1,115	1,564	-	-	48
Less: Interest capitalized	(14,683)	(11,111)	(928)	(2,183)	(411)
Add: Distributed income of equity investees	-	-	-	1,273	2,019

Total Earnings	310,259	(370,355)	35,603	(109,764)	(97,175)

Fixed Charges
Interest expensed(2)	149,918	136,042	94,089	90,718	75,825
Interest capitalized	14,683	11,111	928	2,183	411
Estimate of interest within rental expense(3)	44,402	21,648	12,362	1,378	-

Total Fixed Charges	209,003	168,801	107,379	94,279	76,236

Ratio of Earnings to Fixed Charges(4)	1.5	N/A (5)	N/A (6)	N/A (7)	N/A (8)

(1)	We have not issued any preferred shares as of the date of this prospectus.

(2)	Amortization of deferred charges is included within interest expense.

(3)	The estimate of interest within rental expense has been calculated based on one third of applicable rental expense.

(4)
For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to ordinary shareholders plus interest expensed and amortization of deferred charges relating to indebtedness. Fixed charges consist of interest expensed, interest capitalized, the interest portion of rental expense and amortization and write off of deferred charges relating to indebtedness.

(5)	Due to the registrant's loss in 2011, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $539,256,000 to achieve a coverage ratio of 1:1.
(6)	Due to the registrant's loss in 2012, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $71,776,000 to achieve a coverage ratio of 1:1.
(7)	Due to the registrant's loss in 2013, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $204,043,000 to achieve a coverage ratio of 1:1.

(8)	Due to the registrant's loss in 2014, the coverage ratio was less than 1:1. The registrant would have needed to generate additional earnings of $173,411,000 to achieve a coverage ratio of 1:1.

USE OF PROCEEDS
We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.  We will not receive any proceeds from sales of our common shares by the selling shareholders.

CAPITALIZATION
A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information on our consolidated capitalization.

PRICE RANGE OF ORDINARY SHARES
The Company's ordinary shares are traded on the NYSE, the Oslo Stock Exchange, or OSE, and on the London Stock Exchange, or LSE, under the symbol "FRO".

The NYSE is the Company's "primary listing". As an overseas company with secondary listings on the OSE and LSE, the Company is not required to comply with certain listing rules applicable to companies with a primary listing on the OSE or LSE. The Company's ordinary shares have been thinly traded on the London Stock Exchange since 1999 and as a result, historical LSE trading information is not provided below.

You should carefully review the high and low prices of our ordinary shares in the tables for the months, quarters and years indicated under the heading Item 9. "The Offer and Listing" in our annual report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our ordinary shares on the NYSE and OSE.

	NYSE		OSE
For the Quarter Ended	High	Low	High	Low
March 31, 2015	$2.28	$2.19	NOK 18.30	NOK 17.80

	NYSE		OSE
For the Month	High	Low	High	Low
June 2015 (through and including June 9)	$2.89	$2.61	NOK 22.70	NOK 19.70
May 2015	$3.13	$2.31	NOK 25.50	NOK 17.70
April 2015	$3.12	$2.17	NOK 24.80	NOK 17.90
March 2015	$2.64	$2.17	NOK 20.90	NOK 17.80

ENFORCEABILITY OF CIVIL LIABILITIES
There is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

PLAN OF DISTRIBUTION
We or any selling shareholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or any selling shareholder may sell some or all of the securities included in this prospectus through:

●	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

●	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or any selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

●	enter into transactions involving short sales of our ordinary shares by broker-dealers;

●	sell ordinary shares short and deliver the shares to close out short positions;

●
enter into option or other types of transactions that require us or the selling shareholder to deliver ordinary shares to a broker-dealer, who will then resell or transfer the ordinary shares under this prospectus; or

●	loan or pledge the ordinary shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholder or borrowed from us, the selling shareholder, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.  As a result, we have informed, or will inform, the selling shareholders that Regulation M, promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares.  However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.  If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SELLING SHAREHOLDERS
The selling shareholders, who will be named in a prospectus supplement, may offer and sell from time to time pursuant to this prospectus, an aggregate of up to 55,000,000 of our ordinary shares that were previously issued in private placements that occurred in June 2015. We will not receive any of the proceeds from any sale of our ordinary shares by any of the selling shareholders.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our Memorandum of Association and Bye-Laws.

Purpose

The Memorandum of Association, as amended, of the Company has previously been filed as Exhibit 1.1 to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2013 and is incorporated by reference herein.  The Memorandum of Association was further amended by the Certificate of Deposit of Memorandum of Increase of Share Capital filed as Exhibit 1.3 to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2014 and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 7 and 8 of our Memorandum of Association and in the Second Schedule of the Bermuda Companies Act of 1981 which is attached as an exhibit to our Memorandum of Association. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; the acquisition, ownership, chartering, selling, management and operation of ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2007 Annual General Meeting of the Company, our shareholders voted to amend the Company's Bye-laws to ensure conformity with recent revisions to the Companies Act. These amended Bye-laws of the Company as adopted on September 28, 2007, have been filed as in Exhibit 1.2 to the Company's Annual Report on Form 20-F for the year ended 2007 and are incorporated by reference herein.

Shareholder Meetings.  Under our Bye-laws, annual shareholder meetings will be held in accordance with the Companies Act at a time and place (other than Norway) selected by our board of directors.  The quorum at any annual or general meeting is equal to one or more shareholders, either present in person or represented by proxy, holding in the aggregate shares carrying 33 1/3% of the exercisable voting rights.  The meetings may be held at any place, in or outside of Bermuda that is not a jurisdiction which applies a controlled foreign company tax legislation or similar regime.  Special meetings may be called at the discretion of the board of directors and at the request of shareholders holding at least one-tenth of all outstanding shares entitled to vote at a meeting.  Annual shareholder meetings and special meetings must be called by not less than seven days' prior written notice specifying the place, day and time of the meeting.  The board of directors may fix any date as the record date for determining those shareholders eligible to receive notice of and to vote at the meeting.

The Companies Act provides that a company must have a general meeting of its shareholders in each calendar year.  The Companies Act does not impose any general requirements regarding the number of voting shares which must be present or represented at a general meeting in order for the business transacted at the general meeting to be valid.  The Companies Act generally leaves the quorum for a shareholders meeting to the company to determine in its Bye-laws.  The Companies Act specifically imposes special quorum requirements where the shareholders are being asked to approve the modification of rights attaching to a particular class of shares (33.33%) or an amalgamation or merger transaction (33.33%) unless in either case the Bye-laws provide otherwise. The Company's Bye-laws do not provide for a quorum requirement other than 33.33%.

The key powers of our shareholders include the power to alter the terms of the Company's memorandum of association and to approve and thereby make effective any alterations to the Company's Bye-laws made by the directors.  Dissenting shareholders holding 20% of the Company's shares may apply to the court to annul or vary an alteration to the Company's memorandum of association. A majority vote against an alteration to the Company's Bye-laws made by the directors will prevent the alteration from becoming effective. Other key powers are to approve the alteration of the Company's capital including a reduction in share capital, to approve the removal of a director, to resolve that the Company be wound up or discontinued from Bermuda to another jurisdiction or to enter into an amalgamation or winding up. Under the Companies Act, all of the foregoing corporate actions require approval by an ordinary resolution (a simple majority of votes cast), except in the case of an amalgamation or merger transaction, which requires approval by 75% of the votes cast (unless the Bye-Laws provide otherwise). The Company's Bye-laws only require an ordinary resolution to approve an amalgamation whether or not the Company is the surviving company. In addition, the Company's Bye-laws confer express power on the board to reduce its issued share capital selectively with the authority of an ordinary resolution.

The Companies Act provides shareholders holding 10% of the Company's voting shares the ability to request that the board of directors shall convene a meeting of shareholders to consider any business which the shareholders wish to be discussed by the shareholders including (as noted below) the removal of any director.  However the shareholders are not permitted to pass any resolutions relating to the management of the Company's business affairs unless there is a pre-existing provision in the Company's Bye-Laws which confers such rights on the shareholders. Subject to compliance with the time limits prescribed by the Companies Act, shareholders holding 20% of the voting shares (or alternatively, 100 shareholders) may also require the directors to circulate a written statement not exceeding 1,000 words relating to any resolution or other matter proposed to be put before, or dealt with at, the annual general meeting of the Company.

Majority shareholders do not generally owe any duties to other shareholders to refrain from exercising all of the votes attached to their shares. There are no deadlines in the Companies Act relating to the time when votes must be exercised.

The Companies Act provides that a company shall not be bound to take notice of any trust or other interest in its shares. There is a presumption that all the rights attaching to shares are held by, and are exercisable by, the registered holder, by virtue of being registered as a member of the company. The company's relationship is with the registered holder of its shares. If the registered holder of the shares holds the shares for someone else (the beneficial owner) then, if the beneficial owner is entitled to the shares, the beneficial owner may give instructions to the registered holder on how to vote the shares.  The Companies Act provides that the registered holder may appoint more than one proxy to attend a shareholder meeting and, consequently, where rights to shares are held in a chain, the registered holder may appoint the beneficial owner as the registered holder's proxy.

Directors.  The Companies Act provides that the directors shall be elected or appointed by the shareholders. A director may be elected by a simple majority vote of shareholders, at a meeting where shareholders holding not less than 33.33% of the voting shares are present in person or by proxy. A person holding 50% or more of the voting shares of the Company will be able to elect all of the directors, and to prevent the election of any person whom such shareholder does not wish to be elected.  There are no provisions for cumulative voting in the Companies Act or the Bye-Laws and the Company's Bye-Laws do not contain any super-majority voting requirements.

There are also procedures for the removal of one or more of the directors by the shareholders before the expiration of his term of office. Shareholders holding 10% or more of the voting shares of the Company may require the board of directors to convene a shareholder meeting to consider a resolution for the removal of a director. At least 14 days' written notice of a resolution to remove a director must be given to the director affected, and that director must be permitted to speak at the shareholder meeting at which the resolution for his removal is considered by the shareholders.

The Companies Act stipulates that an undischarged bankruptcy of a director (in any country) shall prohibit that director from acting as a director, directly or indirectly, and taking part in or being concerned with the management of a company, except with leave of the court. The Company's Bye-Laws are more restrictive in that they stipulate that the office of a director shall be vacated upon the happening of any of the following events (in addition to the director's resignation or removal from office by the shareholders):

●	If that director becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that such director shall be removed from office;

●	If that director becomes bankrupt or compounds with his creditors;

●	If that director is prohibited by law from being a director; or

●	If that director ceases to be a director by virtue of the Companies Act.

Under the Company's Bye-laws, the minimum number of directors comprising the board of directors at any time shall be two. The board of directors currently consists of four directors.  The minimum and maximum number of directors comprising the board of directors from time to time shall be determined by way of an ordinary resolution of the shareholders of the Company. The shareholders may, at the annual general meeting by ordinary resolution, determine that one or more vacancies in the board of directors be deemed casual vacancies.  The board of directors, so long as a quorum remains in office, shall have the power to fill such casual vacancies.  Each director will hold office until the next annual general meeting or until his successor is appointed or elected. The shareholders may call a Special General Meeting for the purpose of removing a director, provided notice is served upon the concerned director 14 days prior to the meeting and he is entitled to be heard.  Any vacancy created by such a removal may be filled at the meeting by the election of another person by the shareholders or, in the absence of such election, by the board of directors.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under Bye-law 104, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members of a committee authorized under Bye-law 96, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under Bye-law 96, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company's request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company's Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. The Company's Bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with its Bye-Laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. The Company's Bye-laws provide its board of directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. The Company's directors are not required to retire because of their age, and the directors are not required to be holders of the Company's ordinary shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.  The Company's Bye-laws provide that no director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency of deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of the Company's funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee's favor, or in which he is acquitted. The Company is authorized to purchase insurance to cover any liability it may incur under the indemnification provisions of its Bye-laws.

Dividends.  Holders of ordinary shares are entitled to receive dividend and distribution payments, pro rata based on the number of ordinary shares held, when, as and if declared by the board of directors, in its sole discretion.  Any future dividends declared will be at the discretion of the board of directors and will depend upon our financial condition, earnings and other factors.

As a Bermuda exempted company, we are subject to Bermuda law relating to the payment of dividends.  We may not pay any dividends if, at the time the dividend is declared or at the time the dividend is paid, there are reasonable grounds for believing that, after giving effect to that payment;

●	we will not be able to pay our liabilities as they fall due; or

●	the realizable value of our assets is less than our liabilities.

In addition, since we are a holding company with no material assets, and conduct our operations through subsidiaries, our ability to pay any dividends to shareholders will depend on our subsidiaries' distributing to us their earnings and cash flow.  Some of our loan agreements currently limit or prohibit our subsidiaries' ability to make distributions to us and our ability to make distributions to our shareholders.

Oslo Stock Exchange.  The Company's Bye-laws provide that any person, other than its registrar, who acquires or disposes of an interest in shares which triggers a notice requirement of the Oslo Stock Exchange must notify the Company's registrar immediately of such acquisition or disposal and the resulting interest of that person in shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our ordinary shares.

The Company's Bye-laws require the Company to provide notice to the Oslo Stock Exchange if a person resident for tax purposes in Norway (or such other jurisdiction as the Board may nominate from time to time) is found to hold 50% or more of the Company's aggregate issued share capital, or holds shares with 50% or more of the outstanding voting power, other than the Company's registrar. The Company's Bye-laws also require it to comply with requirements that the Oslo Stock Exchange may impose from time to time relating to notification of the Oslo Stock Exchange in the event of specified changes in the ownership of the Company's ordinary shares.

Shares and preemptive rights.  Subject to certain balance sheet restrictions, the Companies Act permits a company to purchase its own shares if it is able to do so without becoming cash flow insolvent as a result. The restrictions are that the par value of the share must be charged against the company's issued share capital account or a company fund which is available for dividend or distribution or be paid for out of the proceeds of a fresh issue of shares. Any premium paid on the repurchase of shares must be charged to the company's current share premium account or charged to a company fund which is available for dividend or distribution. The Companies Act does not impose any requirement that the directors shall make a general offer to all shareholders to purchase their shares pro rata to their respective shareholdings. The Company's Bye-Laws do not contain any specific rules regarding the procedures to be followed by the Company when purchasing its own shares, and consequently the primary source of the Company's obligations to shareholders when the Company tenders for its shares will be the rules of the listing exchanges on which the Company's shares are listed.

The Companies Act and our Bye-Laws do not confer any pre-emptive, redemption, conversion or sinking fund rights attached to our ordinary shares. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. Unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of ordinary shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Bye-Law 6 specifically provides that the issuance of more shares ranking pari passu with the shares in issue shall not constitute a variation of class rights, unless the rights attached to shares in issue state that the issuance of further shares shall constitute a variation of class rights.  Bye-Law 7 confers on the directors the right to dispose of any number of unissued shares forming part of the authorized share capital of the Company without any requirement for shareholder approval.  Bye-law 81 contains certain stipulations regarding the Company's (or any of its subsidiaries') transactions with any of its Principal Shareholders (or any Associate of a Principal Shareholder). When Bye-law 81 applies, the Company is required to send to each shareholder a disclosure statement containing information about the proposed transaction.  However, this Bye-Law provision specifically exempts from this requirement the issuance of new shares to a Principal Shareholder for cash.

Liquidation.  In the event of our liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share in our assets, if any,  remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Authorized Capitalization

Under our Memorandum of Association, our authorized share capital consists of 1,000,000,000 shares, par value $1.00 per share, of which 198,375,854 shares were issued and outstanding as of the date of this prospectus.

Share History

In June 2013, we entered into an equity distribution agreement with Morgan Stanley & Co. LLC, which was amended and restated in January 2014 and January 2015, for the public sale of our ordinary shares in an at-the-market offering.  As of May 29, 2015, we have sold 46,046,049 ordinary shares for gross proceeds of $150 million under our ATM Program.  We were able to sell up to $150 million worth of our ordinary shares under the ATM Program.  Accordingly, the ATM Program has been fully utilized.  As announced on May 29, 2015, we issued 55,000,000 ordinary shares to Ship Finance in connection with entering into the heads of agreement

Ordinary Shares

Each outstanding ordinary share entitles the holder to one vote on all matters submitted to a vote of shareholders.  Subject to preferences that may be applicable to any outstanding preferred shares, holders of ordinary shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends.  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our ordinary shares will be entitled to receive pro rata our remaining assets available for distribution.  Holders of ordinary shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.  The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement.  Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares.  Our Board of Directors will authorize the issuance of preferred shares only for a proper purpose and in our best interests.  At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation.  Our Board of Directors could, without shareholder approval cause us to issue preferred shares, which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control.  Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt.  In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our ordinary shares.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the Registration Statement or a prospectus supplement.  We refer to any or all of these reports as "subsequent filings."  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures."  Each indenture will be subject to and governed by the Trust Indenture Act of 1939.  The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions.  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture.  Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued from time to time.  The debt securities may be issued in one or more series.  The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness.  Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness.  Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

●	the designation, aggregate principal amount and authorized denominations;

●	the issue price, expressed as a percentage of the aggregate principal amount;

●	the maturity date;

●	the interest rate per annum, if any;

●
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

●	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

●
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

●	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

●	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

●	any events of default not set forth in this prospectus;

●	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

●
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

●	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

●
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

●
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

●	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

●	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

●	any terms with respect to subordination;

●	any listing on any securities exchange or quotation system; and

●	additional provisions, if any, related to defeasance and discharge of the offered debt securities.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture.  These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

●
the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

●	all capitalized lease obligations;

●	all hedging obligations;

●	all obligations representing the deferred purchase price of property; and

●	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

●	subordinated debt securities; and

●	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

●	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

●	the ability to make certain payments, dividends, redemptions or repurchases;

●	our ability to create dividend and other payment restrictions affecting our subsidiaries;

●	our ability to make investments;

●	mergers and consolidations by us or our subsidiaries;

●	sales of assets by us;

●	our ability to enter into transactions with affiliates;

●	our ability to incur liens; and

●	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But no modification that:

●	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

●
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

●	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

●
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

●	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

●
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

●	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

●	default in any payment of interest when due which continues for 30 days;

●	default in any payment of principal or premium when due;

●	default in the deposit of any sinking fund payment when due;

●	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

●
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

●	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository.  In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities.  Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security.  Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions.  Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee.  Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form.  The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.  Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository.  We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

●
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

●	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

●	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making "book-entry" changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC's customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co.  The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the debt securities.  DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners.  The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities.  Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date.  The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co.  If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

DTC may discontinue providing its services as securities depository for the debt securities at any time.  Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository.  In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies, in which the price of such warrants will be payable;

●
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of any material U.S. federal income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
            We may issue purchase contracts for the purchase or sale of:

●	debt or equity securities issued by us as specified in the applicable prospectus supplement;

●	currencies; or

●	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

●	the exercise price for the rights;

●	the number of rights issued to each shareholder;

●	the extent to which the rights are transferable;

●	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

●	the date on which the right to exercise the rights will commence and the date on which the right will expire;

●	the amount of rights outstanding;

●	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

●	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see the section "Where You Can Find Additional Information" in this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
            As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities.  The applicable prospectus supplement will describe:

●
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units;

●	if applicable, a discussion of any material U.S. federal income tax considerations; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$29,195.25
FINRA fees		$38,187.50
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
NYSE Supplemental Listing Fee	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. and New York law.

EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.  PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission.  You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  Further information about our company is available on our website at http://www.frontline.bm.  The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934:

●
Our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on March 16, 2015, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

●
Our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015 (which are not intended to be a complete set of interim financial statements) and the related notes 1-5 contained in Exhibit 2 of our Current Report on Form 6-K, filed with the Commission on June 1, 2015.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We, the selling shareholders and any underwriters have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We, the selling shareholders and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Frontline Ltd.
Attn: Georgina Sousa
Par-la-Ville Place 14 Par-la-Ville Road
Hamilton, HM 08, Bermuda
+1 (441) 295-6935

Information Provided by the Company

We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Section 98 of the Companies Act of 1981 of the Islands of Bermuda, as amended, or the Companies Act, permits the Bye-Laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, of which the officer or person may be guilty.

Section 98 of the Companies Act grants companies the power generally to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company's request.

Section 98 of the Companies Act permits a company to purchase and maintain insurance or make other financial arrangements on behalf of an officer or director for any liability asserted against him or her and liability and expenses incurred in his or her capacity as a director, officer, employee or agent arising out of his or her status as such, whether or not the company has the power to indemnify him or her against such liability and expenses.

Bye-laws number 142 through 150 of Frontline Ltd., or the Company, provide as follows:

142.
No Director, Alternate Director, Officer, member of a committee authorised under Bye-law 104, Resident Representative of the Company or their respective heirs, executors or administrators shall be liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in the formation of the Company, or for any loss or expense incurred by the Company through the insufficiency or deficiency of title to any property acquired by the Company, or for the insufficiency of deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to the Company or otherwise in relation thereto.

143.
Every Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative of the Company or their respective heirs, executors or administrators shall be indemnified and held harmless out of the funds of the Company to the fullest extent permitted by Bermuda law against all liabilities loss damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Alternate Director, Officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as such Director, Alternate Director, Officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election.

144.
Every Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

145.
To the extent that any Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative of the Company or any of their respective heirs, executors or administrators is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

146.
The Board may arrange for the Company to be insured in respect of all or any part of its liability under the provision of these Bye-laws and may also purchase and maintain insurance for the benefit of any Directors, Alternate Directors, Officers, person or member of a committee authorised under Bye-law 104, employees or Resident Representatives of the Company in respect of any liability that may be incurred by them or any of them howsoever arising in connection with their respective duties or supposed duties to the Company. This Bye-law shall not be construed as limiting the powers of the Board to effect such other insurance on behalf of the Company as it may deem appropriate.

147.
Notwithstanding anything contained in the Principal Act, the Company may advance moneys to an Officer or Director for the costs, charges and expenses incurred by the Officer or Director in defending any civil or criminal proceedings against them on the condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

148.
Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director, Alternate Director, Officer of the Company, person or member of a committee authorised under Bye-law 105, Resident Representative of the Company or any of their respective heirs, executors or administrators on account of any action taken by any such person, or the failure of any such person to take any action in the performance of his duties, or supposed duties, to the Company or otherwise in relation thereto.

149.	The restrictions on liability, indemnities and waivers provided for in Bye-laws 142 to 150 inclusive shall not extend to any matter which would render the same void pursuant to the Companies Acts.

150.
The restrictions on liability, indemnities and waivers contained in Bye-laws 142 to 150 inclusive shall be in addition to any rights which any person concerned may otherwise be entitled by contract or as a matter of applicable Bermuda law.

Item 9. Exhibits
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(a)	Under Rule 415 of the Securities Act,

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, to any purchaser;

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, to any purchasers in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g)	Not applicable.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(k)-(l)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hamilton, Country of Bermuda, on June 11, 2015.

Frontline Ltd. (Registrant)
By	/s/ John Fredriksen
Name:	John Fredriksen
Title:	Chairman, Chief Executive Officer, President and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin, Edward S. Horton, Inger M. Klemp, Aage Kr. Korff Ostern, and Olaf Andreas Wolsdal Eskeland as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on June 11, 2015.

Signature	Title

/s/ John Fredriksen	Chief Executive Officer, President,
John Fredriksen	Director and Chairman
(Principal Executive Officer)

/s/ Georgina Sousa	Director
Georgina Sousa

/s/ Kate Blankenship	Director
Kate Blankenship

/s/ Ola Lorentzon	Director
Ola Lorentzon

/s/ Robert Hvide Macleod	Director
Robert Hvide Macleod

/s/ Inger M. Klemp	Chief Financial Officer of Frontline
Inger M. Klemp	Management AS
(Principal Financial Officer and Principal Accounting Officer)

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on June 11, 2015.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative in the United States

Exhibit Index
Exhibit Number	Description

1.1	Underwriting Agreement for Ordinary Shares*
1.2	Underwriting Agreement (for debt securities)*
3.1
Memorandum of Association of the Company, as amended,  incorporated by reference to Exhibit 1.1 of the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on March 21, 2014

3.2	Amended Bye-laws of the Company, incorporated by reference to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the Commission on May 2, 2008
3.3
Certificate of Deposit of Memorandum of Share Capital, incorporated by reference to Exhibit 1.3 of the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the Commission on March 16, 2014

4.1	Form of Ordinary Share Certificate, incorporated by reference to the Company's Registration Statement on Form F-1, filed with the Commission on October 12, 1993
4.2	Preferred Share Certificate*
4.3	Form of Senior Debt Securities Indenture, incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form F-3, filed with the Commission on November 29, 2012
4.4	Form of Subordinated Debt Securities Indenture, incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form F-3, filed with the Commission on November 29, 2012
4.5	Form of Warrant Agreement*
4.6	Form of Purchase Contract*
4.7	Form of Rights Agreement*
4.8	Form of Unit Agreement*
5.1	Opinion of MJM Limited, Bermuda counsel to the Company
5.2	Opinion of Seward & Kissel LLP, U.S. counsel to the Company
23.1	Consent of MJM Limited (included in Exhibit 5.1)
23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.2)
23.3	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers AS)
24.1	Power of Attorney (contained in signature page)
25.1	T-1 Statement of Eligibility (senior indenture)*
25.2	T-1 Statement of Eligibility (subordinated indenture)*

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.